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                                                                    EXHIBIT 3(a)

                      RESTATED ARTICLES OF INCORPORATION
                           OF GAMMA BIOLOGICALS, INC.


                                  ARTICLE ONE

     Gamma Biologicals, Inc., pursuant to the provisions of Article 4.07 of the Texas Business Corporation Act, hereby adopts Restated Articles of Incorporation which accurately copy the Articles of Incorporation and all amendments thereto that are in effect to date and such Restated Articles of Incorporation contain no change in any provision thereof.


                                  ARTICLE TWO

     The Restated Articles of Incorporation were adopted by resolution of the Board of Directors of the corporation on the 20th day of June, 1996.


                                 ARTICLE THREE

     The Articles of Incorporation and all amendments and supplements thereto are hereby superseded by the following Restated Articles of Incorporation which accurately copy the entire text thereof:
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                     RESTATED ARTICLES OF INCORPORATION OF
                            GAMMA BIOLOGICALS, INC.


                                   ARTICLE I
                                   ---------

     The name of the corporation is GAMMA BIOLOGICALS, INC.


                                   ARTICLE II
                                   ----------

     The period of its duration is perpetual.


                                  ARTICLE III
                                  -----------

     The purposes for which the corporation is organized are as follows:

     (1) To manufacture, market, distribute, sell and otherwise deal with diagnostic reagents and related products, equipment and instruments of every kind and character.

     (2) To purchase and sell and otherwise deal in goods, wares and merchandise of every description.

     (3) To acquire, hold, use, sell, assign, lease, grant licenses in respect of, mortgage or otherwise dispose of letters patent of the United States or any foreign country, patent rights, licenses and privileges, inventions, improvements and processes, copyrights, trademark and trade names, relating to or useful in connection with any business of this corporation.

     (4) To purchase or otherwise acquire, invest in, own, mortgage, pledge, sell assign or transfer real property, subject however to the provisions of Part Four, Texas Miscellaneous Corporation Act.

     (5) To do all and everything necessary, suitable and proper for the accomplishment of any of the purposes or the attainment of any of the objects with the furtherance of any of the powers hereinabove set forth, either alone or in association with other corporations, firms or individuals, and to do every act or acts, thing or things, incidental or appurtenant to, or growing out of or connected with, the aforesaid objects or purposes or any part or parts thereof, provided that same be not inconsistent with the laws under which this corporation is organized.

     (6) To engage in any activity permitted by the Texas Business Corporation Act as such Act may be amended from time to time.

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                                 ARTICLE IV
                                 ----------

4.1  General.
     -------

          The aggregate number of shares which the corporation has authority to issue is twenty-six million (26,000,000) divided into: one class of twenty-five million (25,000,000) shares of Common Stock with par value of $0.10 per share, and one class of one million (1,000,000) shares of Preferred Stock with par value of $10.00 per share, which may be divided into and issued in Series as follows.

4.2  Authorization of Directors to Determine Certain Rights.
     ------------------------------------------------------

          The Board of Directors is authorized, from time to time, to divide the Preferred Stock into Series, to fix and determine separately for each Series any one or more of the following relative rights and preferences, and to issue shares of any Series then or previously designated, fixed and determined:

          (A)  the rate of dividend;

          (B) the price at and the terms and conditions on which shares may be redeemed;

          (C) the amount payable upon shares in event of involuntary liquidation;

          (D) the amount payable upon shares in event of voluntary liquidation;

          (E) sinking fund provisions (if any) for the redemption or purchase of shares;

          (F) the terms and conditions on which shares may be converted if the shares of any Series are issued with the privilege of conversion; and

          (G) voting rights (including the number of votes per share, the matters on which the shares can vote, and the contingencies which make the voting rights effective).

4.3  Preferences, Limitations and Relative Rights.
     --------------------------------------------

          (A) General. All shares of Common Stock shall have identical rights with each other. Except as provided in this Article 4, all shares of Preferred Stock shall have preferences, limitations, and relative rights identical with each other. Except as otherwise expressly provided by law, shares of Preferred Stock shall have only the preferences and relative rights expressly stated in this Article 4.

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     (B)  Dividends.

          (1) Amount; Time. The Preferred Stock at the time outstanding shall be entitled to receive, when and as declared by the Board of Directors, out of any funds legally available therefor, dividends at the rate fixed by the Board of Directors (pursuant to paragraph 4.2 above), and no more, payable not less often than annually as determined by the Board of Directors.

          (2) Cumulatively. Dividends on Preferred Stock shall be cumulative from date of issue. Cumulations of dividends shall not bear interest.

          (3) Priority over Common Stock; Restriction on Purchases of Common Stock. No dividend shall be paid on Common Stock, and no Common Stock shall be purchased by the corporation, unless full dividends on outstanding Preferred Stock for all past dividend periods and for the current dividend shall have been declared and paid.

          (4) Parity Among Series. No dividend shall be declared on any Series of Preferred Stock: (a) for any dividend period unless all dividends cumulated for all prior dividend periods shall have been declared or shall then be declared at the same time upon all Preferred Stock then outstanding; or (b) unless a dividend for the same period shall be declared at the same time upon all Preferred Stock then outstanding in like proportion to the dividend rate then declared.

     (C) Liquidation Preference. In the event of dissolution, liquidation, or winding up of the corporation (whether voluntary or involuntary), after payment or provision for payment of debts but before any distribution to the holders of Common Stock, the holders of each Series of Preferred Stock then outstanding shall be entitled to receive the amount fixed by the Board of Directors (pursuant to paragraph 4.2 above) plus a sum equal to all cumulated but unpaid dividends (whether or not earned or declared) to the date fixed for distribution, and no more. All remaining assets shall be distributed pro rata among the holders of Common Stock. If the assets distributable among the holders of Preferred Stock are insufficient to permit full payment to them, the entire assets shall be distributed among the holders of the Preferred Stock in proportion to their respective liquidation preferences. None of the following events is a dissolution, liquidation, or winding up within the meaning of the paragraph: consolidation, merger, or reorganization of the corporation with any other corporation or corporations, sale of all or substantially all the assets of the corporation, or any purchase or redemption by the corporation of any of its outstanding shares.

     (D)  Redemption.

          (1) Right; Method. All or any part of any one or more Series of Preferred Stock may be redeemed at any time or times at the option of the

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corporation, by resolution of the Board of Directors, in accordance with the terms and conditions of this Article 4 and those fixed by the Board of Directors (pursuant to paragraph 4.2 above). The corporation may redeem shares of any one or more Series without redeeming shares of any other Series. If less than all the shares of any Series are to be redeemed, the shares of the Series to be redeemed shall be selected ratably or by lot or by any other equitable method determined by the Board of Directors.

          (2) Notice. Notice shall be given to the holders of shares to be redeemed, either personally or by mail, not less than twenty (20) days nor more than fifty (50) days before the date fixed for redemption.

          (3) Payment. Redeemed shares shall be paid in cash the amount fixed by the Board of Directors (pursuant to paragraph 4.2 above) plus a sum equal to all cumulated but unpaid dividends (whether or not earned or declared) to the date fixed for redemption, and no more.

          (4) Provision for Payment. On or before the date fixed for redemption, the corporation may provide for payment of a sum sufficient to redeem the shares called for redemption either (1) by setting aside the sum, separate from its other funds, in trust for the benefit of the holders of the shares to be redeemed, or (2) by depositing such sum in a bank or trust company (either one in Texas having capital and surplus of at least ten million dollars ($10,000,000) according to its latest statement of condition, or one anywhere in the United States duly appointed and acting as transfer agent of the corporation) as a trust fund, with irrevocable instructions and authority to the bank or trust company to give or complete the notice of redemption, the redemption price on surrender of their respective share certificates. The holders may be evidenced by a list certified by the corporation (by its president or a vice president and by its secretary or an assistant secretary) or by its transfer agent. If the corporation so provides for payment, then from and after the date fixed for redemption: (a) the shares shall be deemed to be redeemed, (b) dividends thereon shall cease to accrue, (c) such setting aside or deposit shall be deemed to constitute full payment for the shares, (d) the shares shall no longer be deemed to be outstanding, (e) the holders thereof shall cease to be shareholders with respect to such shares, and (f) the holders shall have no rights with respect thereto except the right to receive (without interest) their proportionate shares of the funds so set aside or deposited upon surrender of their respective certificates, and any right to convert such shares which may exist. Any interest accrued on funds so set aside or deposited shall belong to the corporation. If the holders of the shares do not, within six (6) years after such deposit, claim any amount so deposited for redemption thereof, the bank or trust company shall upon demand pay over to the corporation the balance of the funds so deposited, and the bank or trust company shall thereupon be relieved of all responsibility to such holders.

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              (5) Status of Redeemed Shares. Shares of Preferred Stock which are redeemed shall be cancelled and shall be restored to the status of authorized but unissued shares.

          (E) Purchase. Except as specified in paragraph 4.3(B)(3) nothing shall limit the right of the corporation to purchase any of its outstanding shares in accordance with law, by public or private transaction.

          (F) Voting; No Preemptive Rights. Except as fixed by the Board of Directors (pursuant to paragraph 4.2 above), and except as otherwise expressly provided by law, all voting power shall be in the Common Stock and none in the Preferred Stock. Where Preferred Stock as a class has voting power, all series of Preferred Stock shall be a single class. Cumulative voting of the shares, both Common Stock and Preferred Stock is expressly prohibited. No holder of Common Stock or Preferred Stock or other person shall have any preemptive right whatsoever.


                                   ARTICLE V
                                   ---------

     The corporation will not commence business until it has received for the issuance of its shares consideration of the value of One Thousand and No/100 Dollars ($1,000.00), consisting of money, labor done or property actually received.


                                   ARTICLE VI
                                   ----------

     The post office address of the corporation's initial registered office is 3500 Texas Commerce Tower, Houston, Texas 77002.

     The name of its initial registered agent at such address is R. Bruce
LaBoon.


                                  ARTICLE VII
                                  -----------

     The number of Directors constituting the Board of Directors is six. The names and addresses of the persons who are to serve as directors until their successors be elected and qualified are as follows:

        David E. Hatcher                   3700 Mangum Road
                                           Houston, Texas 77092

        Bryan J. Brieden                   3700 Mangum Road
                                           Houston, Texas 77092

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        Betty Francis Hatcher              3700 Mangum Road
                                           Houston, Texas 77092

        R. Bruce LaBoon                    3700 Mangum Road
                                           Houston, Texas 77092

        John J. Moulds                     3700 Mangum Road
                                           Houston, Texas 77092

        Hayle B. Randolph                  3700 Mangum Road
                                           Houston, Texas 77092


                                 ARTICLE VIII
                                 ------------

          No director of the corporation shall be liable to the corporation or its shareholders for monetary damages for an act or omission in the director's capacity as a director, except for liability of a director for (i) a breach of a director's duty of loyalty to the corporation or its shareholders, (ii) an act or omission not in good faith or that involved intentional misconduct or a knowing violation of the law, (iii) a transaction from which a director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office, (iv) an act or omission for which the liability of a director is expressly provided for by statute, or (v) an act related to an unlawful stock repurchase or payment of a dividend. If the Texas Business Corporation Act, the Texas Miscellaneous Corporation Laws Act, or other applicable law is amended after approval by the shareholders of this article to authorize corporate action further eliminating or limiting the liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Texas Business Corporation Act, the Texas Miscellaneous Corporation Laws Act, or other applicable law, as so amended.

          Any repeal or modification of the foregoing paragraph by the shareholders shall not adversely affect any right or protection of a director existing at the time of such repeal or modification.

          DATED THIS 20th day of June, 1996.

                                    GAMMA BIOLOGICALS, INC.


                                    By:/s/ Margaret J. O'Bannion
                                       -------------------------------
                                           Margaret J. O'Bannion
                                           Vice President - Finance

H 1995 A\48250-1

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